Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Landmark Bancorp, Inc. of our report dated March 14, 2016 relating to the consolidated balance sheets as of December 31, 2015 and 2014, and the consolidated statements of earnings, comprehensive income, stockholders' equity and cash flows for the years ended December 31, 2015 and 2014 appearing in the Annual Report on Form 10-K of Landmark Bancorp, Inc. for the year ended December 31, 2015.

/s/ Crowe Chizek LLP

Oak Brook, Illinois

May 16, 2016